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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2002 divine, inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-30043 (Commission File Number)	36-4301991 (IRS Employer Identification No.)

1301 N. Elston Avenue
Chicago, Illinois 60622
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (773) 394-6600

Item 5. Other Events.

Acquisition of Delano Technology Corporation.

        On March 12, 2002, divine, inc., a Delaware corporation ("divine"), entered into a definitive agreement (the "Combination Agreement") between divine and Delano Technology Corporation, an Ontario corporation ("Delano"), pursuant to which Delano agreed to be acquired by divine. Subject to the terms and conditions of the Combination Agreement, divine will acquire all of the outstanding shares of Delano common stock, and Delano will survive the combination as a wholly owned subsidiary of divine. In the combination, each of the approximately 43,429,000 shares of Delano common stock issued and outstanding immediately prior to the effective time of the transaction (the "Effective Time") will be converted into the right to receive 1.1870 shares of divine common stock. Eligible Canadian holders of Delano common stock may elect to receive, instead of divine common stock, 1.1870 shares of a newly created class of Delano stock that are exchangeable into divine common stock. The ratio of shares of divine common stock issuable per share of Delano common stock is referred to as the "Exchange Ratio".

        In accordance with Delano's stock option plans, Delano will accelerate the vesting of each outstanding option to purchase shares of Delano common stock (each, a "Delano Option") with an exercise price that, when multiplied by the Exchange Ratio, is greater than the closing sale price of divine common stock on the trading day immediately prior to the date Delano sends out notice of such acceleration to the holders of Delano Options (each such Delano Option, an "Out-of-the-Money Option"), so that all Out-of-the-Money Options may be exercised prior to the Effective Time. To the extent that Out-of-the-Money Options are not exercised prior to the Effective Time, those Out-of-the-Money Options will terminate and expire immediately prior to the Effective Time. Each Delano Option that has not been cancelled, terminated, or duly exercised prior to the Effective Time will be exchanged for an option (a "Replacement Option") to purchase a number of shares of divine common stock determined by multiplying the number of shares of Delano common stock subject to such Delano Option by the Exchange Ratio, at an exercise price equal to the exercise price per share of Delano Common Stock divided by the Exchange Ratio. In addition, divine will make available options to purchase an aggregate of 2,750,000 shares of divine common stock for issuance to employees of Delano after the Effective Time. As of March 1, 2002, Delano had outstanding options to purchase an aggregate of approximately 6,700,000 shares of Delano common stock, with exercise prices ranging from $0.11 to $17.00 (all dollar figures set forth in this Current Report on Form 8-K are expressed in U.S. dollars).

        The transaction is structured as a plan of arrangement under Canadian law, and is subject to customary closing conditions, regulatory and court approvals, as well as approval by Delano's shareholders. For more information regarding the terms and conditions of the combination, including the consideration to be issued to Delano shareholders, reference is made to the Combination Agreement, which is filed as Exhibit 2.1 hereto and incorporated by reference herein, and the joint press release issued by divine and Delano announcing the combination, dated March 13, 2002, which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

        In connection with the execution of the Combination Agreement, certain shareholders of Delano entered into a shareholder voting agreement with divine pursuant to which these shareholders agreed to vote the shares of Delano common stock held by them in favor of the adoption of the Combination Agreement and the approval of the plan of arrangement. As of March 12, 2002, the shares of Delano common stock subject to this voting agreement represented in the aggregate approximately 13% of the total outstanding shares of Delano common stock.

        Delano is a marketing solutions company offering state-of-the-art, interaction-based e-business and CRM solutions for the enterprise. Its customers are industry-leading Fortune 500 and Global 2000 Enterprises and include Compaq, Warner Music Group, Ericsson, Amdocs, Charles Schwab, Mackenzie

Financial, United Way, YMCA, and DaimlerChrysler. Delano is headquartered in Toronto, Canada and its common stock is currently traded on the Nasdaq National Market and the Toronto Stock Exchange.

        For the period from inception (May 7, 1998) to March 31, 1999 and fiscal years ending March 31, 2000, and 2001, Delano reported revenues of $0, $9,489,000, and $30,375,000, respectively, and net losses of $1,689,000, $9,277,000, and $161,018,000, respectively. For the nine months ended December 31, 2001, Delano reported revenues of $11,156,000 and a net loss of $34,170,000. Delano had total assets of $20,736,000, including cash and cash equivalents of $11,205,000, and total liabilities of $6,439,000 as of December 31, 2001.

        INVESTORS ARE URGED TO READ THE MANAGEMENT INFORMATION CIRCULAR FOR THE DELANO COMBINATION WHEN IT IS FILED BY DELANO WITH THE SEC, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. After they have been filed, you may obtain these documents free of charge at the website maintained by the SEC at http://www.sec.gov or from divine or Delano.

Item 7. Financial Statements and Exhibits.

Exhibits.

        The exhibits to this report are listed in the Exhibit Index set forth elsewhere herein.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2002	divine, inc.
	By:	/s/ MICHAEL P. CULLINANE Michael P. Cullinane Executive Vice President, Chief Financial Officer, and Treasurer

divine, inc.

Exhibit Index

Exhibit Number	Description of Exhibit
2.1	Combination Agreement, dated as of March 12, 2002, between divine, inc. and Delano Technology Corporation.
99.1	Joint press release of divine, inc. and Delano Technology Corporation, announcing the acquisition of Delano by divine, dated March 13, 2002.
99.2	Agreement, dated March 13, 2002, by divine to furnish supplementally to the SEC, upon request, copies of omitted schedules.

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  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits.
SIGNATURE
Exhibit Index